Exhibit 99.1

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PREMIUM RESOURCES, LLC
a Delaware limited liability company
August 31, 2016

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OR RESOLD, EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE AND OTHER SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OF SUCH LIMITED LIABILITY COMPANY INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT. PURCHASERS OF SUCH LIMITED LIABILITY COMPANY INTERESTS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PREMIUM RESOURCES, LLC
a Delaware limited liability company

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS AND CONSTRUCTION
1.1	Definitions	1
1.2	Construction	1
ARTICLE 2
ORGANIZATION
2.1	Formation	2
2.2	Name	2
2.3	Registered Office; Registered Agent; Principal Office; Other Offices	2
2.4	Purposes	2
2.5	Foreign Qualification	2
2.6	Term	2
2.7	No State Law Partnership	2
2.8	Title to Company Assets	2
ARTICLE 3
MEMBERS; MEMBERSHIP INTERESTS
3.1	Members	3
3.2	Membership Interests	3
3.3	No Other Persons Deemed Members	3
3.4	No Withdrawal or Expulsion	3
3.5	Exchange of Membership Interests.	3
3.6	Admission of Additional Members and Substituted Members and Creation of Additional Membership Interests	4
3.7	Limited Liability; No Liability of Members	4
3.8	Spouses of Members	5
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
4.1	Representations and Warranties of Members
	ARTICLE 5	5
	CAPITAL CONTRIBUTIONS
5.1	Initial Contributions; Additional Contributions	7
5.2	Return of Contributions	7
5.3	Capital Account	8
5.4	Advances by Members	8
ARTICLE 6
DISTRIBUTIONS AND ALLOCATIONS
6.1	Distributions	8
6.2	Allocations of Profits and Losses	9

I

6.3	Special Allocations	9
6.4	Income Tax Allocations	11
6.5	Other Allocation Rules	12
	ARTICLE 7
	TRANSFER OF MEMBERSHIP INTERESTS
7.1	General Restrictions on Transfers of Membership Interests	12
7.2	Restrictions on Transfers of Membership Interests	12
7.3	Transfers to Permitted Transferees	12
7.4	Death of Non-Member Spouse; Divorce of Member and Non-Member Spouse	13
ARTICLE 8
MANAGEMENT
8.1	Management Under Direction of the Board	14
8.2	Board of Managers	14
8.3	Officers	16
8.4	Members	16
8.5	Acknowledgment Regarding Outside Businesses and Opportunities	16
8.6	Acknowledgment and Release Relating to Matters Requiring Member Approval	17
8.7	Amendment, Modification or Repeal	18
ARTICLE 9
LIMITATION OF LIABILITY AND INDEMNIFICATION
9.1	Duties of Members; Limitation of Liability; Indemnification	18
9.2	Duties of Managers and Officers; Limitation of Liability; Indemnification.	19
9.3	Company Obligations; Indemnification Rights.	21
ARTICLE 10
CERTAIN AGREEMENTS OF THE COMPANY AND MEMBERS
10.1	Financial Reports and Access to Information	21
10.2	Debt Approval.	21
10.3	Maintenance of Books	21
10.4	Information; Confidentiality; Press Releases	22
ARTICLE 11
TAXES
11.1	Tax Returns	23
11.2	Tax Partnership	23
11.3	Tax Elections	23
11.4	Company Representative; Tax Matters Member	24
ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION
12.1	Dissolution	25
12.2	Winding-Up and Termination	25
12.3	Deficit Capital Accounts	26
12.4	Certificate of Cancellation	26
	ARTICLE 13
	GENERAL PROVISIONS
13.1	Offset	27
13.2	Notices	27
13.3	Entire Agreement; Supersedure	27

II

13.4	Effect of Waiver or Consent	27
13.5	Amendment or Restatement; Power of Attorney	28
13.6	Binding Effect; Third Party Beneficiaries	29
13.7	Governing Law; Severability; Limitation of Liability	29

EXHIBITS
A	Defined Terms
B	Form of Addendum Agreement
C	Form of Spousal Agreement

SCHEDULES:
I	Holders of Membership Interests; Percentage Interests
II	Managers
III	Officers

III

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PREMIUM RESOURCES, LLC
a Delaware limited liability company
This FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of PREMIUM RESOURCES, LLC, a Delaware limited liability company (the “Company”), dated as of 1:00 p.m. (central time) on August 31, 2016 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by the Members (as defined below) and the Company.
WHEREAS, the Company was formed as a Delaware limited liability company on May 11, 2016; and
WHEREAS, on July 13, 2016, the Organizational Member entered into that certain Limited Liability Agreement of the Company (the “Original LLC Agreement”); and
WHEREAS, effective on the Effective Date, the Persons whose names are set forth on Schedule I (other than the Organizational Member) will be admitted as Members; and
WHEREAS, the Members desire to amend and restate the Original LLC Agreement as follows.
NOW, THEREFORE, the Company and the Members hereby agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1    Definitions. Capitalized terms used in this Agreement (including the Exhibits and Schedules hereto) but not defined in the body hereof have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.
1.2    Construction. In this Agreement, unless a clear contrary intention appears: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation”; (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached to this Agreement, and not to any particular subdivision unless expressly so limited; (e) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (f) references to Exhibits and Schedules are to the items attached hereto as the described Exhibits or Schedules hereto, each of which is hereby incorporated herein and made a part of this Agreement for all purposes as if set forth in full herein; (g) references to dollars or money refer to the lawful currency of the United States; (h) references to “federal” or “Federal” mean U.S. federal or U.S. Federal, respectively; (i) references to the “IRS” or the “Internal Revenue Service” refer to the United States Internal Revenue Service; (j) references to “Revenue Procedures,” or “Revenue Rulings” refer to Revenue Procedures or Revenue Rulings, respectively, published by the Internal Revenue Service; (k) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof; and (l) reference to any Law means such Law as amended, modified, codified, reenacted or replaced and in effect from time to time. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
ARTICLE 2
ORGANIZATION

2.1    Formation. The Company was organized as a Delaware limited liability company under and pursuant to the Act by the filing of the Certificate.
2.2    Name. The name of the Company is “Premium Resources, LLC” and all Company business must be conducted in that name or such other name or names that comply with Law and as the Board may select.
2.3    Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Law. The registered agent of the Company in Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate in the manner provided by Law. The principal office of the Company shall be at such place as the Board may designate. The Company may have such other offices as the Board may designate.
2.4    Purposes. The purpose of the Company is to acquire, own, and dispose of NRP Common Units and any other purpose lawfully permitted under the Act.
2.5    Foreign Qualification. The Board shall cause the Company to comply with all requirements necessary to qualify the Company to conduct business as a foreign limited liability company in foreign jurisdictions to the extent that any such jurisdiction requires qualification for the Company to conduct business therein and to maintain the limited liability of the Members. At the request of the Board, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business; provided that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.
2.6    Term. The Company’s existence commenced upon the effectiveness of the Certificate, and the Company shall have a perpetual existence, unless and until it is dissolved and terminated in accordance with Article 12.
2.7    No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal or state Tax purposes, and this Agreement may not be construed to suggest otherwise.
2.8    Title to Company Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity. Title to any or all of the Company assets shall be held in the name of the Company and no Member, Manager or Officer shall have any ownership interest in such Company assets.

All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to any such Company asset is held.
ARTICLE 3
MEMBERS; MEMBERSHIP INTERESTS
3.1    Members. The Persons listed on Schedule I are the Members of the Company as of the Effective Date. Each such Member (other than the Organizational Member) shall be admitted to the Company as a Member upon such Person’s execution and delivery to the Company of this Agreement.
3.2    Membership Interests.
(a)    On or about the Effective Date, each Member has made Capital Contributions in the form of NRP Common Units and cash to the Company as listed in Schedule I (the, “Initial Capital Contribution”), and, in exchange for such Initial Capital Contributions, the Company has issued to such Member a Membership Interest with the Percentage Interest set forth under opposite each such Member’s name on Schedule I.
(b)    UCC Securities. Membership Interests shall constitute “securities” governed by Article 8 of the applicable version of the Uniform Commercial Code, as amended from time to time after the Effective Date.
(c)    Certificates. Unless otherwise determined by the Board, Membership Interests will not be certificated.
3.3    No Other Persons Deemed Members. Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to Membership Interests or a transferee of Membership Interests, whether voluntary, by operation of Law or otherwise) shall be, or shall be considered, a Member. The Company may elect to deal only with Persons admitted to the Company as Members as provided in this Agreement (including their duly authorized representatives).
Any distribution by the Company to a Person shown on the Company’s records as a Member or to its legal representatives shall relieve the Company of all liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Member or for any other reason.
3.4    No Withdrawal or Expulsion. Except as provided in Section 3.5 and Section 3.6, a Member may not take any action to withdraw as a Member voluntarily, and a Member may not be expelled or otherwise removed involuntarily as a Member, prior to the dissolution and winding up of the Company, other than (a) as a result of a permitted Transfer of all of such Member’s Membership Interests in accordance with Article 7 and each of the transferees of such Membership Interests being admitted as a Substituted Member or (b) as otherwise provided in this Agreement. A Member will cease to be a Member only in the manner described in Section 3.5, Section 3.6 or Article 12.
3.5    Exchange of Membership Interests. After January 1, 2019 and subject to Section 13.1 and Section 5.1(f), any Member may elect to cause the Company to redeem all (but not less than all) of its Membership Interests for NRP Common Units as provided in this Section 3.5. Company shall effect said exchange within thirty (30) days of Member request excluding the period Record Date and Payment Date designated by NRP. Subject to these restrictions, a Member shall receive the NRP Common Units said Member previously contributed to the Company and shall be deemed to have withdrawn as a Member of the Company.

A Manager who exchanges all of its Membership Interest as provided in this Section shall cease being a Manager upon completion of the exchange.
3.6    Admission of Additional Members and Substituted Members and Creation of Additional Membership Interests.
(a)    Authority. Subject to the limitations set forth in this Article 3 and in Article 7, and subject to Section 13.5, the Company, with Board Approval, may admit Additional Members and Substituted Members to the Company and may also create and issue such Additional Interests having such designations, preferences and relative, participating or other special rights, powers and duties as the Board shall determine. In connection with the issuance pursuant to and in accordance with this Article 3 of any class or series of Membership Interests, subject to Section 13.5, this Agreement may be amended, and the Board may authorize any Person to execute, acknowledge, deliver, file and record, if required, such documents, to the extent necessary or desirable to reflect the admission of any Additional Member to the Company or the authorization and issuance of such class or series of Membership Interests (or securities convertible into or exercisable or exchangeable for Membership Interests), and the related rights and preferences thereof.
(b)    Conditions. An Additional Member or Substituted Member shall be admitted to the Company with all the rights and obligations of a Member if (i) all applicable conditions of Article 7 are satisfied; and (ii) such Additional Member or Substituted Member, if not already a party to this Agreement, shall have executed and delivered to the Company: (A) an Addendum Agreement substantially in the form attached hereto as Exhibit B, or such other form as is approved by the Board (an “Addendum Agreement”); and (B) such other documents or instruments as may be required by the Board to effect the admission, including, if applicable, a Spousal Agreement pursuant to Section 3.8. No Transfer or issuance of Membership Interests otherwise permitted or required by this Agreement shall be effective, no Member shall have the right to substitute a transferee as a Member in its place with respect to any Membership Interests acquired by such transferee in any Transfer and no purchaser of newly issued Membership Interests from the Company shall be deemed to be a Member if the foregoing conditions are not satisfied.
(c)    Date of Admission as Additional or Substituted Member. Admission of an Additional Member or Substituted Member shall become effective on the date the applicable conditions set forth in Section 6.5(b) are satisfied. Upon the admission of an Additional Member or Substituted Member: (i) the Company shall, without requiring the consent of any other Person, revise Schedule I to reflect the name, address and Percentage Interest of, such Additional Member or Substituted Member and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Member; and (ii) in the event of a Transfer to such Substituted Member, the Transferring Member shall be relieved of its obligations under this Agreement with respect to such Transferred Membership Interest, except as set forth in the proviso to the following sentence. Any Member who Transferred all of such Member’s Membership Interests in one or more Transfers permitted pursuant to this Section 3.6 and Article 7 (where each transferee was admitted as a Substituted Member) shall cease to be a Member as of the last date on which all transferees are admitted as Substituted Members; provided that, notwithstanding anything to the contrary herein, such Member shall not be relieved of any liabilities incurred by such Member pursuant to the terms and conditions of this Agreement prior to the time such Member Transfers any Membership Interest or ceases to be a Member hereunder.
3.7    Limited Liability; No Liability of Members. Except as otherwise provided under the Act, the debts, liabilities, contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts and other obligations of the Company, and no Member in its capacity as such shall be liable personally for any debts, liabilities, contracts or other obligations of: (a) the

Company, except to the extent and under the circumstances set forth in any non-waivable provision of the Act or in any separate written instrument signed by the applicable Member; or (b) any other Member. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided in this Agreement or required by any non-waivable provision of the Act; provided, however, that each Member shall be responsible for its failure to fund its elections to purchase New Interests from the Company pursuant to Section 7.7. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Act. However, if any court of competent jurisdiction orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to restore any such negative balance, make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.
3.8    Spouses of Members. The spouse of any Member that is a natural person shall not become a Member as a result of such marital relationship. Each spouse of a Member that is a natural person shall be required to execute a Spousal Agreement in substantially the form of Exhibit C, or such other form as is approved by the Board (a “Spousal Agreement”), to evidence his or her agreement and consent to be bound by the terms and conditions of this Agreement that has been or will be executed by such Member or is otherwise binding upon such Member as to such spouse’s interest, whether as community property or otherwise, if any, in the Membership Interests owned by such Member.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1    Representations and Warranties of Members. Each Member severally, but not jointly, represents and warrants as of the Effective Date (or, in the case of a Substituted Member or Additional Member, on the date it is admitted pursuant to Section 3.6(c)) to the Company:
(a)    Authority. Such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder including, but not limited to authority to convey the Initial Contribution to the Company, and thereunder, and the execution, delivery and performance by such Member of this Agreement have been duly authorized by all necessary action.
(b)    Binding Obligations. This Agreement has been duly and validly executed and delivered by such Member and constitutes the binding obligation of such Member enforceable against such Member in accordance with its terms, subject to Creditors’ Rights.
(c)    No Conflict. The execution, delivery and performance by such Member of this Agreement will not, with or without the giving of notice or the passage of time, or both, (i) violate any provision of Law to which such Member is subject; (ii) violate any order, judgment or decree applicable to such Member; or (iii) conflict with, or result in a breach or default under: (A) any term or condition of such Member’s organizational documents, if applicable; or (B) any other instrument to which such Member is a party or by which any property of such Member is otherwise bound or subject, except, in the case of this clause (B), where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.
(d)    Purchase Entirely for Own Account. The Membership Interests acquired or to be acquired by such Member will be acquired for investment for such Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; such Member has no present intention of selling, granting any participation in, or otherwise distributing the same; and such Member does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Membership Interests.
(e)    Information; Investment Experience. Such Member acknowledges that such Member is familiar with the business and financial condition, properties, operations and prospects of the Company, and such Member has made all investigations that it deems necessary or desirable for deciding whether to invest in the Membership Interests. Such Member has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of an investment in the Membership Interests and of making an informed investment decision with respect to the purchase thereof and understands that: (i) this investment is suitable only for an investor that is able to bear the economic consequences of losing such investor’s entire investment; (ii) the acquisition of the Membership Interests hereunder is a speculative investment which involves a high degree of risk of loss, which could include the loss of the Member’s entire investment; and (iii) there are substantial restrictions on the transferability of, and there will be no public market for the foreseeable future for, the Membership Interests and, accordingly, it may not be possible for such Member to liquidate such Member’s investment when such Member desires or needs to liquidate its Membership Interests.
(f)    Unregistered Securities. Such Member understands that the Membership Interests, at the time of issuance or acquisition, will not be registered under the Securities Act or other applicable federal or state securities Laws. Such Member also understands that such Membership Interests are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Member’s representations contained in the Agreement.
(g)    Restricted Securities. Such Member understands that the Membership Interests to be acquired by such Member may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering such Membership Interests or an available exemption from registration under the Securities Act, the Membership Interests must be held indefinitely. Such Member understands that the Company has no present intention of registering the Membership Interests to be acquired by such Member. Such Member also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Member to transfer all or any portion of the Membership Interests to be acquired by it under the circumstances, in the amounts or at the times such Member might propose. In particular, such Member is aware that the Membership Interests may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are met. Among the conditions for use of Rule 144 may be availability of current information to the public about the Company. Such information is not now available and the Company has no plans to make such information available.
(h)    Accredited Investor. Such Member is an Accredited Investor.
(i)    Taxes. Such Member has reviewed with its own Tax advisors the U.S. federal, state and local and non-U.S. Tax consequences of an investment in the Membership Interests and the transactions contemplated by this Agreement. Such Member acknowledges and agrees that the Company is making no representation or warranty as to the federal, state or local or non-U.S. Tax consequences to such Member as a result of such Member’s acquisition of Membership Interests or the transactions contemplated by this Agreement.
Such Member understands that it shall be responsible for its own Tax liability that may arise as result of such Member’s ownership of Membership Interests.

ARTICLE 5
CAPITAL CONTRIBUTIONS

5.1    Initial Contributions; Additional Contributions.
(a)    The Capital Account of each Member as of the Effective Date is set forth opposite such Member’s name in Schedule I.
(b)    On or about the Effective Date, the Members made the Initial Capital Contributions described in Section 3.2(b).
(c)    Each Member shall be required to make such additional Capital Contributions as determined by a unanimous vote of the Managers to fund Company Expenses pro rata based upon relative Percentage Interest (each, a “Capital Call”).
(d)    If any Member (a “Defaulting Member”) fails to make an additional Capital Contribution (each, a “Capital Contribution Default”), or any portion thereof, in connection with a Capital Call within the time specified in a notice of Capital Call, each other Member shall be entitled to advance funds to the Company in an amount up to the entire Capital Contribution Default. If multiple Members elect to make advances in an aggregate amount in excess of the Capital Contribution Default (“Contributing Members”), then the Company shall allocate such advances among the Contributing Members pro rata to the Percentage Interests then held by such Contributing Members. Such advance shall be treated as a loan by such Contributing Members to the Defaulting Member (each a “Member Loan”).
(e)    In the event that a Member Loan is made by a Contributing Member pursuant to Section 5.1(d), the Company shall use the first distributions otherwise payable or distributable to the Defaulting Member pursuant to Article 6 or Article 12 hereof to repay any such Member Loan, which amounts shall be used first to pay any and all accrued and unpaid interest due under such Member Loan on a pro rata basis based on the amount of interest owing on all Member Loans to such Defaulting Member, then to repay the principal balances outstanding thereunder pro rata as to all Member Loans made to such Defaulting Member in accordance with the amount of principal due to each Member making such Member Loans. Such Member Loans shall bear interest commencing on the date of the advance to the Company, compounded monthly on unpaid balances, at an annual rate equal to the sum of the “applicable federal rate” as defined in Code Section 1274(d) for mid-term loans as of such advance date plus four percent (4%), have a term of three years, and have such other terms as may be mutually agreed to by the Member providing the Member Loan and the Board of Managers. For the purposes of maintaining the Members’ Capital Accounts, amounts paid to Contributing Members pursuant to this Section 5.1(e) shall be treated as if paid to the Defaulting Member.
(f)    In the event of an Exchange of Membership Interests pursuant to Section 3.5, the amounts due a Defaulting Member shall be reduced by (i) any accrued but unpaid interest on such Defaulting Member’s Member Loans and (ii) any outstanding principal on such Defaulting Member’s Member Loans.
5.2    Return of Contributions. Except as provided in Section 3.5 or Section 12.2(c), a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions. For the avoidance of doubt, this Section 5.2 shall not limit the Company’s rights and obligations to make distributions in accordance with Section 6.1.

5.3    Capital Account.
(a)    A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account (i) shall be increased by (A) the amount of money contributed by such Member to the Company; (B) the Book Value of property contributed by such Member to the Company (net of liabilities that the Company is considered to assume or take the contributed property subject to); (C) allocations to such Member of Profits pursuant to Section 6.2 and any other items of income or gain allocated to such Member pursuant to Section 6.3; and (D) any other increases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv); and (ii) shall be decreased by (A) the amount of money distributed to such Member by the Company; (B) the Book Value of property distributed to such Member by the Company (net of liabilities that such Member is considered to assume or take the distributed property subject to); and (C) allocations to such Member of Losses pursuant to Section 6.2 and any other items of loss or deduction allocated to such Member pursuant to Section 6.3.
(b)    On the transfer of all or part of a Member’s Membership Interests, the Capital Account of the transferor that is attributable to the transferred Membership Interests shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).
(c)    Except as otherwise required in the Act or Article 5, no Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.
5.4    Advances by Members. If the Company does not have sufficient cash to pay its obligations, then the Board may permit any or all of the Members to (but impose upon the Members no obligation to) advance all or part of the needed funds to or on behalf of the Company, which advances will constitute a loan from such Member or Members to the Company, will bear interest and be subject to such other terms and conditions as agreed between such Member or Members and the Company with approval of the Board and will not be deemed to be a Capital Contribution.
ARTICLE 6
DISTRIBUTIONS AND ALLOCATIONS

6.1    Distributions.
(a)    Each distribution made by the Company, regardless of the source or character of the assets to be distributed, shall be made in accordance with this Article 6 and applicable Law.
(b)    The Company may, with Board Approval, make distributions at such other times as determined by the Board. All such distributions shall be made to the Members pro rata in accordance with their respective Percentage Interests. Notwithstanding anything to the contrary in this Section 6, the Company shall distribute NRP Common Units to one or more Members from time to time in accordance with Section 3.5 without any requirement for Board Approval.
(c)    All distributions made under this Section 6.1 shall be made to the holders of record of the applicable Membership Interests on the record date established by the Board or, in the absence of any such record date, to the holders of the applicable Membership Interests on the date of the distribution.
(d)    The Company may distribute securities or other Company property in kind. The Fair Market Value of securities or other Company property distributed in kind shall be determined by the Board as of the date any such distribution is elected.

(e)    The Company is authorized to deduct or withhold from distributions, or with respect to allocations, to the holders of Membership Interests and to pay over (within 10 days thereafter) to any U.S. federal, state, local or non-U.S. taxing authority any amounts required to be so deducted or withheld pursuant to the Code or any provisions of applicable Law. For all purposes under this Agreement, any amount so deducted or withheld shall be treated as actually distributed to the holder of Membership Interests with respect to which such amount was deducted or withheld, and shall be credited against and reduce any further distributions to which such holder otherwise would have been entitled to receive under this Agreement. To the extent any amount directly or indirectly payable to the Company has been reduced by any deduction or withholding for or on account of any Tax, and the amount of such Tax has been determined based on the ownership of specific Membership Interests by any Member, then the amount otherwise distributable to such Member with respect to such Membership Interests shall be reduced to reflect such deduction or withholding. Upon the Company’s request, each Member shall promptly provide to the Company a duly completed and executed IRS Form W-9 or the appropriate IRS Form W-8 and such other information as may be reasonably requested by the Company in order for it to accurately determine its withholding obligation, if any.
(f)    Subject to Section 6.1(g), the Company shall distribute cash received as distributions on the NRP Common Units to the Members in accordance with this Article VI as soon as practicable following receipt of such distributions from NRP.
(g)    The Company may retain from distributions received from NRP any amount sufficient, as determined by the Board, to pay reasonable administrative, legal, tax and accounting expenses, any other costs and expenses of the Company and any taxes levied on and payable by the Company (the “Company Expenses”).
6.2    Allocations of Profits and Losses. After giving effect to the allocations under Section 6.3, Profits and Losses (and to the extent determined necessary and appropriate by the Board to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includable in the computation of Profits and Losses) for each Allocation Period shall be allocated among the Members during such Allocation Period, in such a manner as shall cause the Capital Accounts of the Members (as adjusted to reflect all allocations under Section 6.3 and all distributions through the end of such Allocation Period) to equal, as nearly as possible, (a) the amount such Members would receive if all assets of the Company on hand at the end of such Allocation Period were sold for cash equal to their Book Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities), and all remaining or resulting cash were distributed to the Members under Section 6.1 minus (b) such Member’s share of Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.
6.3    Special Allocations. The following allocations shall be made in the following order:
(a)    Nonrecourse Deductions shall be allocated to the Members as determined by the Board, to the extent permitted by the Treasury Regulations.
(b)    Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the economic risk of loss (within the meaning of Treasury Regulation Section 1.752-2) for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 6.3

(b) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.
(c)    Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Minimum Gain for an Allocation Period (or if there was a net decrease in Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 6.3(c)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 6.3(c) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(d)    Notwithstanding any provision of this Agreement to the contrary except Section 6.3(c) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an Allocation Period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior Allocation Period) and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 6.3(d)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(5)). This Section 6.3(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(e)    Notwithstanding any provision of this Agreement to the contrary except Section 6.3(a) and Section 6.3(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of such Allocation Period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 6.3(e) shall be allocated to the Members who do not have a deficit balance in their Adjusted Capital Accounts in proportion to their relative positive Adjusted Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have a deficit in its Adjusted Capital Account.
(f)    Notwithstanding any provision hereof to the contrary except Section 6.3(c) and Section 6.3(d), a Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Allocation Period) in an amount and manner sufficient to eliminate any deficit balance in such Member’s Adjusted Capital Account as quickly as possible; provided that an allocation pursuant to this Section 6.3(f) shall be made only if and to the extent that such Member would have deficit Adjusted Capital Account balance after all other allocations provided for in this Article 6 have been tentatively made as if this Section 6.3(f) were not in this Agreement. This Section 6.3(f) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(g)    In the event that any Member has a deficit balance in its Adjusted Capital Account at the end of any Allocation Period, such Member shall be allocated items of Company gross income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 6.3(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account after all other allocations provided for in this Article 6 have been tentatively made as if Section 6.3(f) and this Section 6.3(g) were not in this Agreement.

(h)    To the extent an adjustment to the adjusted tax basis of any Company properties pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s Membership Interests, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Treasury Regulation Section applies, or to the Member to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.
(i)    The allocations set forth in Section 6.1(a) through (h) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. Notwithstanding the provisions of Section 6.2, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.
6.4    Income Tax Allocations.
(a)    All items of income, gain, loss and deduction for U.S. federal income tax purposes shall be allocated in the same manner as the corresponding item is allocated pursuant to Section 6.2 or Section 6.3, except as otherwise provided in this Section 6.4.
(b)    In accordance with the principles of Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Book Values), income, gain, deduction and loss with respect to any Company property having a Book Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members in order to account for any such difference using the “remedial method” under Treasury Regulation Section 1.704-3(d) or such other method or methods as determined by the Board to be appropriate and in accordance with the applicable Treasury Regulations.
(c)    Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations); and (ii) recapture of grants credits shall be allocated to the Members in accordance with applicable Law.
(d)    Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(iii) and 1.704-1(b)(4)(viii).
(e)    If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).
(f)    Allocations pursuant to this Section 6.4 are solely for purposes of U.S. federal, state, and local taxes and, except as otherwise specifically provided, shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

6.5    Other Allocation Rules.
(a)    All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the transferor and the transferee based on the portion of the Fiscal Year during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the transferor or the transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.
(b)    The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be allocated to the Members in any manner determined by the Board and permissible under the Treasury Regulations.
(c)    The definition of Capital Account set forth in Section 5.6(a) and the allocations set forth in Section 6.3, Section 6.4, and the preceding provisions of this Section 6.5 are intended to comply with the Treasury Regulations. The Members acknowledge that the efficient administration of the Company will require that the Company take various reporting positions with respect to the determinations of the Members’ Capital Accounts and the allocations to the Members. If the Board determines that the determination of a Member’s Capital Account or the allocations to a Member are not in compliance with Code or the Treasury Regulations, the Board is authorized to make any appropriate adjustments.
ARTICLE 7
TRANSFER OF MEMBERSHIP INTERESTS

7.1    General Restrictions on Transfers of Membership Interests.
(a)    Transfers of Membership Interests otherwise permitted or required by this Agreement may only be made in compliance with applicable foreign, U.S. federal and state securities Laws, including the Securities Act.
(b)    Transfers of Membership Interests may only be made in strict compliance with all applicable terms of this Agreement, and any purported Transfer of Membership Interests that does not so comply with all applicable provisions of this Agreement shall be null and void and of no force or effect, and the Company shall not recognize or be bound by any such purported Transfer and shall not affect any such purported Transfer on the transfer books of the Company or Capital Accounts of the Members. The Members agree that the restrictions contained in this Article 7 are fair and reasonable and in the best interests of the Company and the Members.
7.2    Restrictions on Transfers of Membership Interests. A Transfer of Membership Interests may only be made if such Transfer (a) complies with the provisions of Section 7.1 and (b) such Transfer is (i) to a Permitted Transferee of the holder of such Membership Interests in accordance with Section 7.3, (ii) made pursuant to Section 7.4 or (iii) otherwise approved by Members holding at least seventy-five percent (75%) of the Percentage Interests.
7.3    Transfers to Permitted Transferees.
(a)    Any Member may Transfer all or a portion of its Membership Interests to a Permitted Transferee of such Member without the approval of the Board, subject to the provisions of Section 7.1; provided, however, that such Permitted Transferee shall not be entitled to make any further Transfers in reliance upon this Section 7.3(a), except for a Transfer of such acquired Membership Interests back to such original holder or to another Permitted Transferee of such original holder.
(b)    Notwithstanding anything to the contrary in this Section 7.3, no Member may make a Transfer of Membership Interests to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this Section 7.3(b) is to prohibit the Transfer of Membership Interests to a Permitted Transferee followed by a change in the relationship between the transferor and the Permitted Transferee (or a change of Control of such transferor or Permitted Transferee) after the Transfer with the result and effect that the transferor has indirectly made a Transfer of Membership Interests by using a Permitted Transferee, which Transfer would not have been permitted under this Section 7.3 had such change in such relationship occurred prior to such Transfer).
7.4    Death of Non-Member Spouse; Divorce of Member and Non-Member Spouse.
(a)    If any Membership Interests are owned jointly by a Member and such Member’s non-Member spouse and (i) the marriage of such Member and such spouse is terminated by divorce or annulment or (ii) such spouse dies, then if such Member does not acquire all of such spouse’s interest in such Membership Interests by virtue of the divorce or annulment, by operation of Law or otherwise, the Member shall give written notice to the Company within 30 days after the effective date of the final, non-appealable divorce decree or annulment or date of death of such spouse, as applicable. Such notice shall specify the effective date of termination of the marriage or the death, as applicable, and the Membership Interests to which any interest is retained by the Member’s former non-Member spouse (or such non-Member’s spouse’s estate, heirs or legatees). For a period of 30 days after delivery of such notice, the Member shall have an exclusive right and option to purchase all or any portion of such retained interest in such Membership Interests at the Fair Market Value thereof. The Member’s 30-day option shall be exercised by delivering to the holders of such retained interest in such Membership Interests and the Company a written notice specifying the interest in such Membership Interests as to which the option is being exercised. If the Member does not purchase all of such retained interest in such Membership Interests, the Company shall have an exclusive right and option to purchase all or any portion of the remaining retained interest in such Membership Interests that are not purchased by such Member.
(b)    With respect to any interest in such Membership Interests purchased by the Company:
(i)    Any payment of the purchase price shall be payable in cash and made, at the Company’s election, via check or wire transfer of immediately available funds to an account designated by the holder of such interest;
(ii)    Upon payment of the purchase price for such Membership Interests, such Membership Interests shall automatically be cancelled without any further action by the Company, the holder of such interest or any other Person;
(iii)    Each holder of such interest shall execute and deliver all documentation and agreements reasonably requested by the Company to reflect the repurchase of such Membership Interests, but neither the failure of such holder to execute or deliver any such documentation, nor the failure of such holder to deposit the Company’s check or accept the Company’s wire transfer shall affect the validity of such repurchase; and
(iv)    In connection with such repurchase such holder shall at a minimum make customary representations and warranties concerning (i) such holder’s valid title to and ownership of such

Membership Interests, free of all liens, claims and encumbrances (excluding those arising under applicable securities Laws and under this Agreement); (ii) such holder’s authority, power and right to enter into and consummate the sale of such Membership Interests; (iii) the absence of any violation, default or acceleration of any agreement to which such holder is subject or by which its assets are bound as a result of the agreement to sell and the sale of the such Membership Interests; and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such holder in connection with the sale of such Membership Interests.

ARTICLE 8
MANAGEMENT

8.1    Management Under Direction of the Board. Subject to the rights of the Members to the extent expressly set forth in this Agreement, the business and affairs of the Company shall be managed and controlled by a board of managers (the “Board,” and each member of the Board, a “Manager”), and the Board shall have full and complete discretion to manage and conduct the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary, advisable or appropriate to accomplish the purposes of the Company as set forth in Section 2.4. Notwithstanding the foregoing, no Manager in his or her individual capacity shall have the authority to manage the Company or approve matters relating to, or to otherwise bind the Company, such powers being reserved to all of the Managers acting pursuant to Section 8.2(e) through the Board and to such agents of the Company as may be designated by the Board.
8.2    Board of Managers.
(a)    Composition; Initial Managers. The number of managers shall be fixed from time to time by the Board. The Members shall have the right to designate all of the Managers. Each Manager shall serve in such capacity until such Manager’s successor has been elected and qualified or until such Manager’s death, resignation or removal. The Managers as of the Effective Date are set forth on Schedule II. The Managers shall be “managers” within the meaning of the Act.
(b)    Term. Each Manager shall serve for a term of three years from the date of appointment.
(c)    Removal. The Managers may be removed, with or without cause, only by the Members holding at least 75% of the Percentage Interests.
(d)    Resignations. A Manager may resign at any time. Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.
(e)    Vacancies. In the event that a vacancy is created on the Board by the death, disability, retirement, resignation or removal of any Manager, such vacancy shall be filled by the Members holding at least seventy-five percent (75%) of the Percentage Interests.
(f)    Votes Per Manager; Quorum; Required Vote for Board Action. Each Manager shall be entitled to exercise one vote. A meeting of the Board will be called on at least 48 hours prior notice to each Manager, unless such notice is waived by each Manager. A majority of the then appointed Managers either present (in person or by telephone pursuant to Section 8.2(k)) or by proxy, shall be necessary and sufficient to constitute a quorum for the transaction of business at a meeting of the Board. Unless expressly provided otherwise in this Agreement, approval of a matter by the Board will require the affirmative vote of a majority of the total number of Managers; provided, however, that any sale, assignment or other transfer of any NRP Common Units held by the Company (other than pursuant to Section 3.5) shall require the affirmative vote of all of the Managers (such approval, “Board Approval”)
(g)    Place of Meetings; Order of Business. The Board may hold its meetings and may have an office and keep the books of the Company, except as otherwise provided by Law, in such place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by the resolution of the Board.
(h)    Regular Meetings. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Notice of such regular meetings shall not be required.
(i)    Special Meetings. Special meetings of the Board may be called by any Managers having at least two votes on at least 48 hours personal, written, telegraphic, cable, wireless or electronic notice to each Manager, which notice must include appropriate dial-in information to permit each Manager to participate in such meeting by means of telephone conference. Such notice need not state the purpose or purposes of such meeting, except as may otherwise be required by Law.
(j)    Compensation. A Manager shall receive no compensation for acting in such capacity however it may be reimbursed for expenses incurred in attending Board meetings or performing its duties as a Manager.
(k)    Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Managers entitled to vote thereon were present (in person or by teleconference) or represented by proxy and voted. Notice of any action taken without a meeting by less than a unanimous written consent shall be provided to those Managers who have not consented in writing promptly following the taking of such action. The writing or writings evidencing the action by written consent shall be filed with the minutes of proceedings of the Board.
(l)    Telephonic Conference Meeting. Subject to the requirement for notice of meetings, members of the Board may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
(m)    Waiver of Notice Through Attendance. Attendance of a Manager at any meeting of the Board (including pursuant to Section 8.2(k)) shall constitute a waiver of notice of such meeting, except where such Manager attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Managers at such meeting of such purpose.
(n)    Reliance on Books, Reports and Records. Each Manager shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Company by any of its Officers or by an independent certified public accountant or by an appraiser selected with reasonable care by the Board, or in relying in good faith upon other records of the Company.

(o)    Chairman. A Chairman of the Board (the “Chairman”) may be designated or removed by the Board. The Chairman, if any, shall be designated from among the Managers, shall preside at all meetings of the Board and shall perform other duties as may be designated by the Board. The Chairman shall serve in such capacity until a successor is duly elected and qualified, or until such Person’s earlier death, resignation or removal, or until such Person shall cease to be a Manager.
8.3    Officers.
(a)    Generally; Initial Officers. The Company may have such officers (the “Officers”) as the Board in its discretion may appoint. The Officers as of the Effective Date are set forth on Schedule III, and each such Person shall serve in such capacity until his or her successor is duly qualified and appointed, or until his or her earlier death, resignation or removal. Any Officer may, subject to the general direction of the Board, have responsibility for the management of the normal and customary day-to-day operations of the Company, and act as “agents” of the Company in carrying out such activities.
(b)    General Authority of Officers. Unless the Board decides otherwise, the appointment of an Officer shall constitute the delegation to such Officer of the authority and duties that are commonly and customarily associated with that office in a corporation formed under the DGCL.
(c)    Resignation and Removal of Officers. Any Officer may resign at any time. Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation. Any Officer may be removed by the Board. In the event that an Officer is removed from his or her position in accordance with this Section 8.3(c) or dies, becomes disabled or resigns, a replacement for such Officer may only be appointed by the Board.
8.4    Members. Except for the right to consent to or approve certain matters as expressly provided in this Agreement, the Members in their capacity as Members shall not have any other power or authority to manage the business or affairs of the Company or to bind the Company or enter into agreements on behalf of the Company. To the fullest extent permitted by Law and notwithstanding any provision of this Agreement or any related agreement, no Member in its capacity as a Member shall have any duty, fiduciary or otherwise, to the Company or any other Member in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement or any related agreement, other than, to the extent required by Law, the implied contractual covenant of good faith and fair dealing. Except as otherwise expressly provided in this Agreement, Members shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company. Any matter requiring the consent or approval of any of the Members pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by the holders of not less than the voting power necessary to consent to or approve such action. Prompt notice of such consent or approval shall be given by the Company to those Members who have not joined in such consent or approval. Unless expressly provided otherwise in this Agreement, approval of a matter by the Members will require the affirmative vote of the Members holding a majority of the Percentage Interests.
8.5    Acknowledgement Regarding Outside Businesses and Opportunities.
(a)    Notwithstanding anything in this Agreement to the contrary, each of the Company and the Members acknowledges and agrees that the Members and their respective Affiliates (i) may have made, prior to the Effective Date, and may make, on and after the Effective Date, investments (by way of capital contributions, loans or otherwise); and (ii) may have engaged, prior to the Effective Date, and may engage, on and after the Effective Date, in other transactions with and with respect to, in each case, Persons engaged in businesses that directly or indirectly compete with the business of the Company as conducted from time to time. The Company and the Members agree that, subject only to the limitations provided in Section 10.4(b) with respect to Confidential Information, any involvement, engagement or participation of such Members and their respective Affiliates (including any Manager) in such investments, transactions and businesses, even if competitive with the Company, shall not be deemed wrongful or improper or to violate any duty express or implied under applicable Law.
(b)    The Company and each Member hereby renounce any interest, expectancy and any other rights with respect to any business opportunity (each, a “Business Opportunity”) in which any Member or its Affiliates participates or desires or seeks to participate. No Member or its Affiliates shall have any obligation to communicate or offer any Business Opportunity to the Company, and any Member and its Affiliates may pursue for itself or direct, sell, assign or transfer to a Person other than the Company any Business Opportunity.
(c)    Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the Members or any of their respective Affiliates for or in connection with any such investment activity or other transaction activity or other matters described in Section 8.5(a) or (b), or activities related to any of the foregoing, whether arising in common law or equity or created by rule of law, statute, constitution, contract or otherwise, are expressly released and waived by the Company and each Member, in each case to the fullest extent permitted by Law; provided, however, that this Section 8.5(c) shall not constitute a release or waiver by the Company of any claims for a breach of this Agreement including Section 10.4(b).
(d)    Notwithstanding anything in this Agreement to the contrary, each of the Company and the Members acknowledges and agrees that the Members and their respective Affiliates (including the Managers) may have obtained, prior to the date of this Agreement, and may obtain, on and after the date of this Agreement, confidential information from other companies in connection with the activities and transactions described in Section 8.5(a) or otherwise. Each of the Company and the Members hereby agrees that (i) none of the Members or any of their respective Affiliates (including the Managers) has any obligation to use in connection with the business, operations, management or other activities of the Company or to furnish to the Company, or any Member any such confidential information; and (ii) that any claims against, actions, rights to sue, other remedies or other recourse to or against the Members or any of their respective Affiliates (including the Managers) for or in connection with any such failure to use or to furnish such confidential information, whether arising in common law or equity or created by rule of law, statute, constitution, contract or otherwise, are expressly released and waived by the Company and each Member, to the fullest extent permitted by Law.
8.6    Acknowledgement and Release Relating to Matters Requiring Member Approval. Notwithstanding anything in this Agreement or any other transactional document to the contrary, each of the Company and the Members acknowledges and agrees that each Member, in its capacity as a Member, may decide or determine any matter subject to such Member’s approval pursuant to any provision of this Agreement in such Member’s sole and absolute discretion, and, without limiting Section 9.1, in making such decision or determination such Member shall have no duty, fiduciary or otherwise, to any other Member or to the Company, it being the intent of all Members that each Member, in its capacity as a Member, have the right to make such determination solely on the basis of its own interests and have no duty or obligation to give any consideration to any other interest or factors whatsoever. Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the Members or any of their respective Affiliates (including each Manager) for or in connection with any such decision or determination, in each case whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement) or otherwise, are in each case expressly released and waived by the Company and each Member, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurring by the Members of the obligations provided in such agreements; provided, however, that nothing contained herein shall release a violation of the implied contractual covenant of good faith and fair dealing, to the extent such a duty applies according to applicable Law.
8.7    Amendment, Modification or Repeal. Any amendment, modification or repeal of the second sentence of Section 8.4, Section 8.5 or Section 8.6, or any provision thereof shall be prospective only and shall not in any way affect the limitations on the liability of the applicable Members or any of their respective Affiliates under such provisions as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
ARTICLE 9
LIMITATION OF LIABILITY AND INDEMNIFICATION

9.1    Duties of Members; Limitation of Liability; Indemnification.
(a)    No Member, in its capacity as a Member, shall have any fiduciary or other duty to the Company, any other Member, any Manager or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing.
(b)    To the maximum extent permitted by applicable Law, whenever a Member, in its capacity as a Member, is permitted or required to make a decision or take an action or omit to take an action (including wherever in this Agreement that any Member is permitted or required to make, grant or take a determination, a decision, consent, vote judgment or action at its “discretion,” “sole discretion” or under a grant of similar authority or latitude), such Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever. To the maximum extent permitted by applicable Law, no Member shall be liable to the Company or to any other Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Member, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Member engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing or a bad faith violation of this Agreement.
(c)    Each Member Covered Person, shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted under applicable Law, from and against any and all loss, liability and expense (including taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and fees, expenses, and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or any Manager, Officer or Member) reasonably incurred or suffered by any such Member Covered Person in connection with the activities of the Company, provided, that any such Member Covered Person shall not be so indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Member Covered Person is seeking indemnification or seeking to be held harmless hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such Member Covered Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing or a bad faith violation of this Agreement. A Member Covered Person shall not be denied indemnification in whole or in part under this Section 9.1(c) because such Member Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(d)    Each Member Covered Person may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such Member Covered Person acted in bad faith.
(e)    The Company and each of the Members hereby acknowledges that certain of the Member Covered Persons (“Member Indemnitees”) have certain rights to indemnification, advancement of expenses or insurance provided by certain Members or certain of their respective Affiliates (collectively, the “Member Indemnitors”). The Company hereby agrees, and the Members hereby acknowledge, that: (i) to the extent legally permitted and as required by the terms of this Agreement and the Certificate (or by the terms of any other agreement between the Company and a Member), (A) the Company is the indemnitor of first resort (i.e., its obligations to each Member are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Member Indemnitee are secondary) and (B) the Company shall be required to advance the full amount of expenses incurred by a Member Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, without regard to any rights that a Member Indemnitee may have against the Member Indemnitors and (ii) the Company irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in clause (i) of this sentence for which any Member Indemnitee has received indemnification or advancement from the Company. The Company further agrees that no advancement or payment by the Member Indemnitors on behalf of any Member Indemnitee with respect to any claim for which a Member Indemnitee has sought indemnification from the Company shall affect the foregoing and that the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Member Indemnitee against the Company. The Company and each Member agree that the Member Indemnitors are express third party beneficiaries of the terms of this Section 9.1(e).
9.2    Duties of Managers and Officers; Limitation of Liability; Indemnification.
(a)    Subject to Section 8.5, each Manager (in such Person’s capacity as a Manager) and each Officer (in such Person’s capacity as an Officer) shall have the same fiduciary duties that a director and an officer, respectively, of the Company would have if the Company were a corporation organized under the Laws of the State of Delaware, and the Company and its Members shall have the same rights and remedies in respect of such duties as if the Company were a corporation organized under the Laws of the State of Delaware and the Members were its stockholders.
(b)    The provisions of Section 8.5, to the extent that they restrict the duties and liabilities of a Manager or an Officer otherwise existing at Law or in equity, are agreed by the parties hereto to modify such other duties and liabilities of such Manager or Officer.
(c)     No Manager (in such Person’s capacity as a Manager) or Officer (in such Person’s capacity as an Officer) shall be personally liable to the Company or the Members for monetary damages for breach of fiduciary duty as a Manager (in such Person’s capacity as a Manager) or Officer (in such Person’s capacity as an Officer), provided that this Section 9.2(c) shall not eliminate or limit the liability of a Manager (in such Person’s capacity as a Manager) or an Officer (in such Person’s capacity as an Officer): (i) for any breach of the duty of loyalty to the Company or the Members; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the Manager (in such Person’s capacity as a Manager) or Officer (in such Person’s capacity as an Officer) derived an improper personal benefit. All references in this Section 9.2(c) to a Manager or Officer shall also be deemed to refer to such other Persons, if any, who, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Managers or Officers.
(d)    Each Manager and Officer shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), as if the Company were a corporation organized under the Laws of the State of Delaware and to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as in effect on the date of this Agreement (but including any expansion of rights to indemnification thereunder from and after the date of this Agreement), from and against any and all loss, liability and expense (including taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations suffered by any such Officer; and fees, expenses, and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or any Manager, Officer or Member) incurred or suffered by any such Manager or Officer in connection with the activities of the Company.
(e)    A D&O Covered Person shall not be denied indemnification in whole or in part under this Section 9.2 because such D&O Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(f)    Each D&O Covered Person shall, in the performance of such D&O Covered Person’s duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Officers, by any committee of the Board or by any other Person as to matters the D&O Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.
(g)    Advancement of Expenses. Reasonable, documented expenses incurred by a Covered Person for which such Covered Person could reasonably be expected to be entitled to indemnification under this Agreement in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that any such advance shall only be made if the Covered Person delivers a written affirmation by such Covered Person of its good faith belief that it is entitled to indemnification hereunder and its agreement to repay all amounts so advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified hereunder.
(h)    Procedure for Indemnification. Any indemnification or advance of expenses under this Article 9 shall be made only against a written request therefor submitted by or on behalf of the Person seeking indemnification or advance. All expenses (including reasonable attorneys’ fees) incurred by such Person in connection with successfully establishing such Person’s right to indemnification or advance of expenses under this Article 9, in whole or in part, shall also be indemnified by the Company.
9.3    Company Obligations; Indemnification Rights.
(a)    The obligations of the Company to the Covered Persons provided in this Agreement or arising under Law are solely the obligations of the Company, and no personal liability whatsoever shall attach to, or be incurred by, any Covered Person or any Member for such obligations, to the fullest extent permitted by Law. Where the foregoing provides that no personal liability shall attach to or be incurred by a Covered Person, any claims against or recourse to such Covered Person for or in connection with such liability, whether arising in common law or equity or created by rule of law, statute, constitution, contract or otherwise, are expressly released and waived under this Agreement, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurring by the Company of the obligations provided in such agreements.
(b)    The rights to indemnification and advancement of expenses provided by this Article 9 shall be deemed to be separate contract rights between the Company and each Covered Person who serves in any such capacity at any time while these provisions are in effect, and no repeal or modification of any of these provisions shall adversely affect any right or obligation of such Covered Person existing at the time of such repeal or modification with respect to any state of facts then or previously existing or any proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts.
(c)    The rights to indemnification and advancement of expenses provided by this Article 9 shall not be deemed exclusive of any other indemnification or advancement of expenses to which a Covered Person seeking indemnification or advancement of expenses may be entitled.
(d)    The rights to indemnification and advancement of expenses provided by this Article 9 to any Covered Person shall inure to the benefit of the heirs, executors and administrators of such Covered Person.
ARTICLE 10
CERTAIN AGREEMENTS OF THE COMPANY AND MEMBERS

10.1    Financial Reports and Access to Information. The Company shall permit each Member or its representatives, at the sole risk of such Persons, to visit and inspect any of the properties of the Company, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss all aspects of its business, affairs, finances and accounts with the Company’s officers and independent public accountants, all at such reasonable times during the Company’s usual business hours and as often as any such person may reasonably request, and to consult with and advise management of the Company , upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company . Any information received by a Member pursuant to this Section 10.1 shall be subject to the provisions of Section 10.4.
10.2    Debt Approval. The Company shall not undertake borrowing or material indebtedness on behalf of the Company without an affirmative vote of the Members holding at least seventy-five percent (75%) of the Percentage Interests.
10.3    Maintenance of Books. The Company’s financial books and records shall be maintained using a system of internal controls over financial reporting to provide reasonable assurance regarding the reliability of the preparation of financial statements in accordance with GAAP, including internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

10.4    Information; Confidentiality; Press Releases.
(a)    To the extent a Member is entitled to any Confidential Information, such Member shall be subject to the provisions of Section 10.4(b).
(b)    Each Member agrees that all Confidential Information shall be kept confidential by such Member and shall not be disclosed by such Member in any manner whatsoever and shall be used by such Member solely for purposes related to monitoring and evaluating its investment in the Company; provided, however, that (i) any of such Confidential Information may be disclosed to such Member’s Affiliates, to Persons who are beneficial owners of Equity Interests in such Member and to managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial advisors) of such Member and of such Member’s Affiliates (collectively, for purposes of this Section 10.4(b), “Representatives”) if such Representatives are advised of and agree to be bound by the provisions of this Section 10.4(b) or substantially similar terms, and, provided that such Member shall remain liable for any breach of this Section 10.4(b) by any such Representative; (ii) any disclosure of Confidential Information may be made to the extent the Board consents in writing; (iii) any disclosure may be made of the terms of a Member’s investment in the Company pursuant to this Agreement and the performance of that investment; (iv) Confidential Information may be disclosed by a Member or Representative to the extent reasonably necessary in connection with such Member’s enforcement of its rights under this Agreement; and (v) Confidential Information may be disclosed by any Member or Representative to the extent that such Member or Representative has received advice from its counsel that it is legally compelled to do so, provided that, prior to making such disclosure, such Member or Representative, as the case may be, uses reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting, if permitted, with the Company regarding such disclosure, and if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure; provided, further, that the Member or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required. Nothing in this Section 10.4(b) shall be deemed to limit or otherwise apply to (i) any reporting obligations of or filings or other public disclosures made by NRP pursuant to applicable Law or regulatory authority having jurisdiction over NRP or (ii) any reports, filings or other public disclosure obligations required to be made by the Company or any Member as a result of the Company’s or applicable Member’s ownership of NRP Common Units or other affiliation with NRP or the Company pursuant to applicable Law or regulatory authority.
(c)    Neither the Company nor any Member or its Affiliates shall make any public announcement, issue any press release or respond to any inquiry from the media concerning or relating to this Agreement or its subject matter, without Board Approval, unless such disclosure is required by applicable Law or regulatory authority having jurisdiction over the disclosing party (based on the advice of counsel to the disclosing party), in which case, prior to making such disclosure, the disclosing party shall, to the extent permitted by the applicable Law or rule, give written notice to the Company and each Member describing in reasonable detail the proposed content of such disclosure and shall permit the Board to review and comment upon the form and substance of such disclosure. Each Member or the Company, as applicable, shall be liable for any breach by its Affiliates of this Section 10.4(c). Nothing in this Section 10.4(c) shall be deemed to limit or otherwise apply to (i) any reporting obligations of or filings or other public disclosures made by NRP pursuant to applicable Law or regulatory authority having jurisdiction over NRP or (ii) any reports, filings or other public disclosure obligations required to be made by the Company or any Member as a result of the Company’s or applicable Member’s ownership of NRP Common Units or other affiliation with NRP or the Company pursuant to applicable Law or regulatory authority.

(d)    The obligations of a Member pursuant to this Section 10.4 will continue following the time such Person ceases to be a Member, but thereafter such Person will not have the right to enforce the provisions of this Agreement.
Each Member acknowledges that disclosure of Confidential Information in violation of this Section 10.4 may cause irreparable damage to the Company and the Members for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member without the posting of any bond or other security, to compel specific performance of all of the terms of this Section 10.4.
ARTICLE 11
TAXES

11.1    Tax Returns. The Company shall prepare and timely file all U.S. federal, state and local and foreign Tax Returns required to be filed by the Company. Unless otherwise agreed by the Board, any income Tax Return of the Company shall be prepared by an independent public accounting firm of recognized national standing selected by the Board. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s Tax Returns to be timely prepared and filed. The Company shall deliver to each Member within 180 calendar days after the end of the applicable fiscal year (or such longer period of time as is approved by the Board) a final Schedule K-1 together with such additional information as may be required by the Members in order to file their individual returns reflecting the Company’s operations. The Company shall bear the costs of the preparation and filing of its Tax Returns.
11.2    Tax Partnership. It is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes. Unless otherwise approved by the Board, neither the Company nor any Member shall make an election or take any other action causing the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3. Upon Manager unanimous approval the Company may elect to be taxed as a corporation.
11.3    Tax Elections. If it has not already done so prior to the Effective Date, the Company shall make the following elections on the appropriate forms or Tax Returns:
(a)    to adopt the calendar year as the Company’s fiscal year, if permitted under the Code;
(b)    to adopt the accrual method of accounting for U.S. federal income tax purposes;
(c)    if requested by a Member, to elect, in accordance with Sections 734, 743 and 754 of the Code and applicable Treasury Regulations and comparable state law provisions, to adjust the basis of Company property in the event any Membership Interest is transferred in accordance with this Agreement or any Company property is distributed to any Member;
(d)    to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b); and
(e)    any other election the Board may deem appropriate and in the best interests of the Members.

11.4    Company Representative; Tax Matters Member.
(a)    For Tax years beginning on or before December 31, 2017:
(i)    The tax matters partner of the Company pursuant to Code Section 6231(a)(7) shall be a Member designated from time to time by the Board subject to replacement by the Board (any Member who is designated as the tax matters partner is referred to herein as the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a notice partner within the meaning of Code Section 6231(a)(8).
(ii)    Any Member that enters into a settlement agreement with respect to any partnership item (within the meaning of Code Section 6231(a)(3)) of the Company shall promptly notify the other Members of such settlement agreement and its terms. No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members and obtaining the consent of the Board. If the Board consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226 or 6228 (or another Code Section) with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in selecting the forum in which such petition will be filed. No Member shall file a notice of inconsistent treatment under Code Section 6222(b) with respect to any Company items for any taxable year without first obtaining the consent of the Board.
(b)    For Tax years beginning on or after January 1, 2018, the partnership representative of the Company pursuant to Code Section 6223 of the Internal Revenue Code, as revised by the Bipartisan Budget Act of 2015, H.R. 1314, shall be a Person designated from time to time by the Board subject to replacement by the Board (any Person who is designated as the partnership representative is referred to herein as the “Company Representative”).
(c)    The Tax Matters Partner or Company Representative, as the case may be, shall:
(i)    inform each other Member of all significant matters that may affect such Member that come to its attention in its capacity as Tax Matters Member or Company Representative by giving notice thereof on or before the fifth day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity;
(ii)    take no action without the authorization of the Board, other than such actions as may be required by Law;
(iii)    not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Board; and
(iv)    not bind any Member to a settlement agreement without obtaining the consent of such Member.

(d)    Any cost or expense incurred by the Tax Matters Member or Company Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.
(e)    Each Member or assignee who elects to participate in administrative proceedings undertaken by the Tax Matters Member or Company Representative, to the extent allowed under applicable Law, shall be responsible for its own expenses incurred in connection with such participation.
(f)    The provisions of this Section 11.4 shall survive the termination of any Member’s interest in the Company and shall remain binding on the Company and the Members for so long as necessary to resolve with the Internal Revenue Service any and all matters regarding the U.S. federal income taxation of the Members with respect to any Tax year during which such Member held any Membership Interests.
ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION

12.1    Dissolution.
(a)    Subject to Section 12.1(b), the Company shall be liquidated and its affairs shall be wound up on the first to occur of the following events (each a “Liquidation Event”) and no other event shall cause the Company’s dissolution:
(i)    the consent of the Board;
(ii)    at any time when there are no Members; and
(iii)    entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.
(b)    If the Liquidation Event described in Section 12.1(a)(ii) shall occur, the Company shall not be dissolved, and the business of the Company shall be continued, if the requirements of Section 18-801 of the Act for the avoidance of dissolution are satisfied (a “Continuation Election”).
(c)    Except as otherwise provided in this Section 12.1, to the maximum extent permitted by the Act, the death, retirement, resignation, expulsion, Bankruptcy or dissolution of a Member or the commencement or consummation of separation proceedings shall not constitute a Liquidation Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Company shall be continued without dissolution.
12.2    Winding-Up and Termination. On the occurrence of a Liquidation Event, unless a Continuation Election is made, the Board may select one or more Persons to act as liquidator or may itself act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense, including reasonable compensation to the liquidator if approved by the Board. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidator are as follows:
(a)    as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations;

(b)    the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(c)    all remaining assets of the Company shall be distributed to the Members as follows:
(i)    subject to Article 5, each Member shall receive the NRP Common Units said Member previously contributed to the Company;
(ii)    the liquidator may sell any or all other Company property with Board Approval, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article 6;
(iii)    with respect to all such other Company property that has not been sold, the Fair Market Value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the Fair Market Value of that property on the date of distribution; and
(iv)    all such other Company property shall be distributed among the Members in accordance with Section 6.1, and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).
All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities shall be allocated to the distributee pursuant to this Section 12.2(c). The distribution of cash or property to the Members in accordance with the provisions of this Section 12.2(c) constitutes a complete return to such Member of its Capital Contributions and a complete distribution to the Members of its Membership Interests and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
12.3    Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.
12.4    Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Board (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company.
Upon the effectiveness of the certificate of cancellation, the existence of the Company shall cease, except as may be otherwise provided by the Act or other applicable Law.
ARTICLE 13
GENERAL PROVISIONS

13.1    Offset. Whenever the Company is to pay or distribute any sum to any Member, any amounts that such Member, in its capacity as a Member, owes the Company, whether pursuant to this Agreement or otherwise, may be deducted from that sum before payment or distribution.
13.2    Notices.
(a)    Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):
(i)    if to the Company, at the address of its principal executive offices;
(ii)    if to a current Member, at the address given for the Member on Schedule I; and
(iii)    if to an additional Member or a holder of Membership Interests that has not been admitted as a Member, at the address given for such Member or holder in an Addendum Agreement.
Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the second Business Day after the date of deposit with the delivery service.
(v)    Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
13.3    Entire Agreement; Supersedure. This Agreement (including the Exhibits and Schedules) constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.
13.4    Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
13.5    Amendment or Restatement; Power of Attorney.
(a)    Subject to Section 13.5(b), this Agreement (including any Exhibit or Schedule hereto) may only be amended, modified, supplemented or restated, and any provisions of this Agreement may only be waived, with Board Approval; provided, however, that:
(i)    any amendment, modification, supplement or restatement that would alter or change the rights, obligations, powers or preferences of one or more Members in a disproportionate and adverse manner, other than in a de minimis respect, compared to other Members shall also require the prior written consent of each Member so disproportionately and adversely affected; and
(ii)    any amendment, modification, supplement or restatement that would, unless required by applicable Law, modify the limited liability of a Member in a manner adverse to such Member or impose any material obligation on a Member, shall also require the prior written consent of such affected Member.
(b)    Notwithstanding anything to the contrary in this Section 13.5:
(i)    this Agreement shall be deemed to be automatically amended from time to time to the extent provided in an Addendum Agreement executed and delivered by the parties thereto to reflect issuances and Transfers of Membership Interests made in compliance with this Agreement without requiring the further consent of any party to this Agreement; and
(ii)    Schedule I may be amended from time to time by the Company in accordance with Section 3.6(c) or upon the withdrawal of a Member pursuant to Section 3.5 without requiring the consent of any other Person.
(c)    Each Member agrees to be bound by each and every amendment, modification, supplement, restatement or waiver of this Agreement adopted in accordance with this Section 13.5 even if such Member did not execute or consent to such amendment, modification, supplement, restatement or waiver.
(d)    Each Member hereby irrevocably makes, constitutes and appoints each Manager as its true and lawful agent and attorney-in-fact, with full power of substitution to its Affiliates and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file: (i) any amendment, modification, supplement, discharge or waiver of any provision of this Agreement that has been approved or made as herein provided; (ii) all instruments required or necessary to comply with the provisions of this Agreement and applicable Law or to permit the Company to become or to continue as a limited liability company or other entity wherein the Members have limited liability in each jurisdiction where the Company may be doing business; (iii) all instruments required or necessary to reflect a change or modification of this Agreement in accordance with this Agreement; (iv) all instruments required or necessary to admit Additional Members and Substituted Members to the Company; (v) all instruments required or necessary to effect the dissolution and termination of the Company pursuant to the provisions of this Agreement; and (vi) all other instruments not inconsistent with the terms of this Agreement which may be required to give effect to the provisions of this Agreement on behalf of the Company or which may be required by Law to be filed on behalf of the Company.
(e)    With respect to each Member and each Additional Member or Substituted Member, the foregoing power of attorney: (i) is coupled with an interest and given to secure a proprietary interest, shall be irrevocable and shall survive the incapacity or Bankruptcy of such Member; (ii) may be exercised by any Manager either by signing separately as attorney-in-fact for such Member or, after listing all of the Members executing an instrument, by a single signature of such Manager acting as attorney-in-fact for all of them; and (iii) shall survive the Transfer by such Member of all or any portion of the Membership Interests held by such Member; except that, where the assignee of the whole of such Member’s interest has been approved by the Board for admission to the Company as an Additional Member or Substituted Member, the power of attorney of the assignor shall survive such Transfer for the sole purpose of enabling the Board to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution.

13.6    Binding Effect; Third Party Beneficiaries. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Company and each Member and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives; and by their signatures hereto, the Company and each Member intends to and does hereby become bound. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained; provided that the Covered Persons shall be third party beneficiaries of Article 9. The rights under this Agreement may be assigned by a Member to a transferee of all or a portion of such Member’s Membership Interests transferred in accordance with this Agreement (and shall be assigned to the extent this Agreement requires such assignment), but only to the extent of such Membership Interests so transferred; it being understood that the assignment of any rights under this Agreement shall not constitute admission to the Company as a Member unless and until such transferee is duly admitted as a Member in accordance with this Agreement.
13.7    Governing Law; Severability; Limitation of Liability.
(a)    THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.
(b)    The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Civil District Courts of Harris County, Texas, or the United States District Court for the Southern District of Texas, Houston Division, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, proceeding or counterclaim of the nature specified in this subsection (b) by the mailing of a copy thereof in the manner specified by the provisions of Section 13.2. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
(c)    In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Certificate; or (ii) any mandatory, non-waivable provision of the Act, such provision of the Certificate or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.
(d)    If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable;

this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.
. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute a single instrument. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in portable document format (PDF) or similar means of electronic delivery shall have the same effect as physical delivery of the paper document bearing the original signature.
. Each party to this Agreement acknowledges that, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Company and the Members have executed this Limited Liability Company Agreement as of the Effective Date.

COMPANY:

PREMIUM RESOURCES, LLC

By:	/s/ Corbin J. Robertson, Jr.
	Name:	Corbin J. Robertson, Jr.
	Title:	President

MEMBERS:

CORBIN J. ROBERTSON, JR.

/s/ Corbin J. Robertson, Jr.

CORBIN J. ROBERTSON, III

/s/ Corbin J. Robertson, III

CHRISTINE ROBERTSON MORENZ

/s/ Christine Robertson Morenz

WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP

By:	Western Pocahontas Corporation, its general partner
By:	/s/ Dwight L. Dunlap
Dwight L. Dunlap, President

SHADDER INVESTMENTS

By its General Partner Morian Management
By:	/s/ S. Reed Morian
S. Reed Morian - Manager

HR CULLEN ESTATE TRUST FBO CORBIN J. ROBERTSON JR.

By:	/s/ Carroll R. Ray
Carroll R. Ray - Trustee
By:	/s/ Lillie T. Robertson
Lillie T. Robertson – Trustee
By:	/s/ Wilhelmina E. Robertson
Wilhelmina E. Robertson - Trustee

S. REED MORIAN

/s/ S. Reed Morian

NRP (GP) LP

By:	GP Natural Resource Partners LLC, its general partner
By:	/s/ Kathryn S. Wilson
Kathryn S. Wilson, Vice President & General Counsel

WILLIAM K. ROBERTSON

/s/ William K. Robertson

NEW GAULEY COAL CORPORATION

By:	/s/ Dwight L. Dunlap
Dwight L. Dunlap, Treasurer

MOCOL PROPERTIES, L.P.

By its General Partner, Shadder North Inc.
By:	/s/ S. Reed Morian
S. Reed Morian - President

CORBIN J. ROBERTSON, JR. 1953 TRUST

By:	/s/ Carroll R. Ray
Carroll R. Ray - Trustee
By:	/s/ Lillie T. Robertson
Lillie T. Robertson – Trustee
By:	/s/ Wilhelmina E. Robertson
Wilhelmina E. Robertson - Trustee

WOODROW W. SCOTT, JR AND KATE SCOTT

/s/ Woodrow W. Scott
/s/ Kate Scott

CORBIN J. ROBERTSON DESCENDANT'S TRUST

By:	/s/ Wilhelmina E. Robertson
Wilhelmina E. Robertson - Trustee
By:	/s/ Corbin J. Robertson, Jr.
Corbin J. Robertson, Jr., Trustee
By:	/s/ Carroll R. Ray
Carroll R. Ray - Trustee
By:	/s/ Lillie T. Robertson
Lillie T. Robertson – Trustee

CHRISTINE MORENZ 2009 FAMILY TRUST

By U. S. Trust Company of Delaware, Trustee
By:	/s/ Cathleen McVeigh
Cathleen McVeigh – Senior Vice President

WILLIAM K. ROBERTSON 2009 FAMILY TRUST

By U. S. Trust Company of Delaware, Trustee
By:	/s/ Cathleen McVeigh
Cathleen McVeigh – Senior Vice President

SCOTT RIVERBEND FARMS LTD

By:	/s/ Woodrow W. Scott, Jr.
Woodrow W. Scott, Jr. – Partner

LILLIE T. ROBERTSON

/s/ Lillie T. Robertson

WESTERN POCAHONTAS CORPORATION

By:	/s/ Dwight L. Dunlap
Dwight L. Dunlap, President

JOHN R. SCOTT

/s/ John R. Scott

ANNE S. EBERT

/s/ Anne S. Ebert

KEEN ENDEAVORS LLC

By:	/s/ William K. Robertson
William K. Robertson, President

SCOTT FAMILY 2005 GRANDCHILDREN'S TRUST

By:	/s/ John R. Scott
John R. Scott, Trustee

EBERT FAMILY 2005 GRANDCHILDREN'S TRUST

By:	/s/ Anne S. Ebert
Anne S. Ebert, Trustee

GNP MANAGEMENT CORPORATION

By:	/s/ Kathryn S. Wilson
Kathryn S. Wilson, General Counsel

BARBARA M. ROBERTSON

/s/ Barbara M. Robertson

MORENZ 2014 FAMILY TRUST

By:	/s/ Robert C. Sturdivant
Robert C. Sturdivant, Trustee

CORBIN J. ROBERTSON III 2009 FAMILY TRUST

By U. S. Trust Company of Delaware, Trustee
By:	/s/ Cathleen McVeigh
Cathleen McVeigh – Senior Vice President

WILLIAM K. ROBERTSON 2007 FAMILY TRUST

By:	/s/ Corbin J. Robertson, III
Corbin J. Robertson III, Trustee

BARBARA MOSES ROBERTSON TRUST

By:	/s/ Robert C. Sturdivant
Robert C. Sturdivant, Trustee

SCOTT FAMILY PARTNERSHIP, LP

By its General Partner, W.W. Scott Corp.
By:	/s/ Woodrow W. Scott, Jr.
Woodrow W. Scott, Jr., President

DOUGLAS G. AND SARA G. BAILEY

/s/ Douglas G. Bailey
/s/ Sara G. Bailey

SARA G. BAILEY

/s/ Sara G. Bailey

LAURA M. BAILEY

/s/ Laura M. Bailey

EXHIBIT A
DEFINED TERMS
“Accredited Investor” has the meaning ascribed to such term in Rule 501(a) promulgated under the Securities Act.
“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.
“Addendum Agreement” is defined in Section 3.6(b).
“Additional Interests” means additional classes or series of Membership Interests (or securities convertible into or exercisable for Membership Interests).
“Additional Member” means any Person that is not already a Member who acquires (a) a portion of the Membership Interests held by a Member from such Member or (b) newly issued Membership Interests from the Company and, in each case, is admitted to the Company as a Member pursuant to the provisions of Section 3.6.
“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by (i) any amounts that such Member is obligated to contribute to the Company upon liquidation of such Member’s Membership Interests and (ii) any amounts that such Member is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5)); and (b) decreased by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member. The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.
“Affiliate” means, when used with respect to a specified Person, any Person which directly or indirectly Controls, is Controlled by or is Under Common Control with such specified Person.
“Agreement” means this Amended and Restated Limited Liability Company Agreement of Premium Resources, LLC, as amended, supplemented and restated from time to time.
“Allocation Period” means any period (a) commencing on the date hereof or the day following the end of a prior Allocation Period; and (b) ending (A) on the last day of each Fiscal Year, (B) on the day preceding any day in which an adjustment to the Book Value of the Company’s properties pursuant to clause (b)(i), (ii), (iii), (iv) or (vi) of the definition of Book Value occurs, or(C) immediately after any day in which an adjustment to the Book Value of the Company’s properties pursuant to clause (b)(v) of the definition of Book Value occurs or (D) any other date determined by the Board.
“Bankruptcy” or “Bankrupt” means with respect to any Person, that: (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law has been commenced against such person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment’s having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
“Board” is defined in Section 8.1.
“Board Approval” is defined in Section 8.2(e).
“Book Value” means, with respect to any property of the Company, such property’s adjusted basis for U.S. federal income tax purposes, except as follows:
(a)    The initial Book Value of any property contributed by a Member to the Company shall be the Fair Market Value of such property as of the date of such contribution.
(b)    The Book Values of all properties shall be adjusted to equal their respective Fair Market Values in connection with (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a member; (iv) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Code Section 708(b)(1)(B)); (v) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); or (vi) any other event to the extent determined by the Board to be permitted and necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.
If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Book Values of its properties in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).
(c)    The Book Value of property distributed to a Member shall be adjusted to equal the Fair Market Value of such property as of the date of such distribution.
(d)    The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (g) of the definition of Profits or Losses or Section 6.3(h); provided, however, that the Book Value of property shall not be adjusted pursuant to this clause (d) to the extent that the Board reasonably determines an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

(e)    If the Book Value of property has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits, Losses and other items allocated pursuant to Article 6.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by Law to close.
“Business Opportunity” is defined in Section 8.5(b).
“Capital Account” is defined in Section 5.6(a).
“Capital Contribution” means with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company by such Member. Any reference to the Capital Contributions of a Member will include the Capital Contributions made by a predecessor holder of such Member’s Membership Interest to the extent the Capital Contribution was made in respect of a Membership Interest transferred to such Member.
“Certificate” means the Certificate of Formation of the Company, as amended from time to time.
“Chairman” is defined in Section 8.2(n).
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding Law.
“Company” is defined in the preamble.
“Company Representative” is defined in Section 11.4(b).
“Confidential Information” means all information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, including all such information relating to strategies, corporate opportunities, research, financial and sales data, evaluations or opinions, project locations, the identity of customers or acquisition targets (or contacts within their organizations) and all writings or materials of any type constituting or embodying any of such information, ideals, concepts, improvements, discoveries, inventions and other similar forms of expression that are obtained by or on behalf of a Member from the Company, or their respective representatives, other than information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Member, (b) was or becomes available to such Member on a nonconfidential basis prior to disclosure to the Member by the Company, or their respective representatives, (c) was or becomes available to the Member from a source other than the Company, or their respective representatives; provided that such source is not known by such Member to be bound by a confidentiality agreement with the Company, or their respective representatives, or (d) is independently developed by such Member without the use of any such information received under this Agreement.
“Continuation Election” is defined in Section 12.1(b).
“Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of Equity Interests, by contract or otherwise) of a Person.

“Covered Person” means any D&O Covered Person or Member Covered Person.
“Creditors’ Rights” means applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.
“D&O Covered Person” means (a) each current and former Manager (solely in such Person’s capacity as a Manager); (b) each current and former Officer (solely in such Person’s capacity as an Officer) and (c) each Person not identified in clause (a) or (b) of this definition who is or was a manager, officer or employee of any Subsidiary of the Company and whom the Board expressly designates as a D&O Covered Person in a written resolution.
“Defaulting Member” is defined in Section 5.1(d).
“Depreciation” means, for each Allocation Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Allocation Period, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such Allocation Period shall be the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and
(b) with respect to any other such property the Book Value of which differs from its adjusted tax basis at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of any property at the beginning of such Allocation Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Board.
“DGCL” means the Delaware General Corporation Law and any successor statute, as amended from time to time.
“Effective Date” is defined in the preamble.
“Equity Interests” means: (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event; and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.
“Fair Market Value” means a determination made by the Board of the cash value of specified asset(s) that would be obtained in a negotiated, arm’s length transaction between an informed and willing buyer and an informed and willing seller, with such buyer and seller being unaffiliated, neither such party being under any compulsion to purchase or sell, and without regard to the particular circumstances of either such party. A determination of Fair Market Value by the Board shall be final and binding for all purposes of this Agreement.
“Fiscal Year” means the fiscal year of the Company which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means U.S. generally accepted accounting principles.
“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign or international governmental authority or any political subdivision thereof and shall include, for the avoidance of doubt, the Act.
“Liquidation Event” is defined in Section 12.1(a).
“Manager” is defined in Section 8.1.
“Member” means any Person (but not any Affiliate or other Person in which such Person has an equity interest) executing this Agreement on the Effective Date or who is hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.
“Member Covered Person” means, with respect to each Member, (a) such Member in its capacity as a Member (including in its capacity as Tax Matters Member, if applicable), (b) each of such Member’s officers, directors, liquidators, partners, equityholders, managers and members in their capacity as such, (c) each of such Member’s Affiliates (other than the Company) and each of their respective officers, directors, liquidators, partners, equityholders, managers and members in their capacity as such and (d) any representatives, agents or employees of any Person identified in clauses (a)-(c) of this definition who the Board expressly designates as a Member Covered Person in a written resolution.
“Member Indemnitees” is defined in Section 9.1(e).
“Member Indemnitors” is defined in Section 9.1(e).
“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).
“Member Nonrecourse Deduction” has the meaning assigned to the term “partner nonrecourse deduction” in Treasury Regulation Section 1.704-2(i)(1).
“Membership Interest” means the interest of a Member in the Company. including: (a) rights to distributions (liquidating or otherwise), allocations, notices and information, and all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member; and (b) all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member.
“Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(d).
“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).
“NRP” means Natural Resource Partners L.P., a Delaware limited partnership.

“NRP Common Units” means common units representing limited partner interests in NRP and any securities or other property into which such common units are exchanged or converted by NRP.
“Officers” is defined in Section 8.3(a).
“Original LLC Agreement” is defined in the Recitals.
“Organizational Member” means Corbin J. Robertson, Jr.
“Percentage Interest” with respect to any Member as of any time of determination means the percentage set forth opposite such Member’s name in Schedule I.
“Permitted Transferee” means:
(a)    with respect to any Member that is a natural person: (A) the spouse of such Member and such Member’s lineal descendants (whether by blood or adoption); and (B) any trust, family partnership, family limited liability company, custodianship or other fiduciary account, the sole beneficiaries, partners or members of which are such Member or Relatives of such Member;
(b)     any Person which directly or indirectly Controls, is Controlled by or is Under Common Control with such Member; and
(c)     the partners, members or shareholders of a Member in the context of a pro rata distribution by such Member.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.
“Profits” or “Losses” means, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
(a)    Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;
(b)    Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;
(c)    In the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 6.3, be taken into account for purposes of computing Profits or Losses;

(d)     Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;
(e)    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Period;
(f)    To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
(g)    Any items that are allocated pursuant to Section 6.3 shall not be taken into account in computing Profits and Losses.
“Regulatory Allocations” is defined in Section 6.3(i).
“Relative” means, with respect to any natural person: (a) such natural person’s spouse; (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption); and (c) the spouse of a natural person described in clause (b) of this definition.
“Representatives” is defined in Section 10.4(b).
“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Spousal Agreement” is defined in Section 3.8.
“Subsidiary” means, with respect to any Person: (a) any corporation, partnership, limited liability company or other entity a majority of the Equity Interests of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by such Person or any direct or indirect Subsidiary of such Person; (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner; or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.
“Substituted Member” means any Person who acquires a Membership Interests from a Member and is admitted to the Company as a Member pursuant to the provisions of Section 3.6.
“Tax” or “Taxes” means any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, including but not limited to, any net income, gross income, profits, gross receipts, profits, excise, or withholding tax imposed by or on behalf of any government authority, together with any interest, penalties or additions to tax.

“Tax Matters Member” has the meaning assigned to the term “tax matters partner” in Code Section 6231(a)(7) and the meaning set forth in Section 11.4(a).
“Tax Return” means any return, election, declaration, report, schedule, return, document, opinion or statement, including any amendments or attachments thereof, which are required to be submitted to any governmental agency having authority to assess taxes.
“Transfer,” including the correlative terms “Transferring,” and “Transferred,” means any direct or indirect transfer, assignment, sale, gift, inter vivos transfer, pledge, hypothecation, mortgage, or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of Law) of Membership Interests (or any interest (pecuniary or otherwise) therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Membership Interests is transferred or shifted to another Person and including any transfer of any direct or indirect ownership interest in any Member or other holder of Membership Interests.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.